                          RENAISSANCE ACQUISITION CORP.
                          NOMINATING COMMITTEE CHARTER

PURPOSE:
Acting pursuant to Section 141 of the Delaware General Corporation Law and
Article 4 of the Bylaws of the Renaissance Acquisition Corp., a Delaware
corporation (the "Company"), the Board of Directors of the Company (the "Board")
has established a Nominating Committee (the "Committee") for the purpose of identifying, selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board.

MEMBERSHIP:
The Committee will consist of a minimum of two members of the Board, all of whom shall be "independent" as that term is defined by applicable rules and regulations of the Securities and Exchange Commission and stock exchanges on which the Company's securities are traded. The members of the Committee will be appointed by and serve at the discretion of the Board. The members of the
Committee may appoint a Chairman of the Committee, who shall exercise such powers and perform such other duties as shall be determined from time to time by resolution of the Committee.

RESPONSIBILITIES
The responsibilities of the Committee shall include:
     1.   Leading the search for, screening, evaluating and recommending to the
          Board qualified candidates or nominees for election or appointment as directors, consistent with the Director Nomination Process attached hereto as Appendix A, which may be modified from time to time by resolution of the Committee.
     2.   Recommending Board committee assignments and committee chairs for consideration by the Board.
     3.   Recommending the number of members that shall serve on the Board.
     4.   Recommending to the Board the amount and form of compensation payable to the directors.
     5.   Periodically administering and reviewing with the Board an evaluation of the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors.
     6.   Annually evaluating the performance of the Committee.

In carrying out such responsibilities, the Committee shall have the power and authority to retain such consultants, outside counsel and other advisors as the
Committee may deem appropriate and shall have the sole authority to approve the fees and other terms of such engagements.

AUTHORITY:
Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by

the Board and may be certified as such by the Secretary or other authorized officer of the Company.

MEETINGS AND REPORTS:
The Committee will hold regular meetings at least two times each year generally in conjunction with regularly scheduled meetings of the Board, and such special meetings as the Chairman of the Committee or the Chairman of the Board may
direct. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. At each regularly scheduled meeting of the Board held in conjunction with a Committee meeting, the Chairman of the Committee shall provide the Board with a report of the Committee's activities and proceedings.

                                   APPENDIX A
                                   ----------

                           DIRECTOR NOMINATION PROCESS
                           ---------------------------

Director Qualifications -- The Board believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education or public service; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Committee in evaluating a person's candidacy for membership on the Board:

     o    Management and leadership experience -- Relevant experience should include, at a minimum, a past or current managerial or leadership role in a public company, privately held entity, educational institution, governmental authority or nonprofit organization. Consideration will also be given to relevant industry experience; demonstrated experience in major challenges the Company faces or a unique understanding of the
          Company's business environment.
     o    Skilled and diverse background -- All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a "financial expert"
          under established standards, and international experience.
          Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of the Company's constituencies and the communities in which the Company conducts its business.
     o    Integrity and professionalism -- The following are essential characteristics for each Board candidate: highest standards of moral and ethical character and personal integrity; independence, objectivity and an intense dedication to serve as a representative of the stockholders; a personal commitment to the Company's principles and values; and impeccable corporate governance credentials.

Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to the
Company over time.

Selection and Nomination Process -- Whenever a newly created directorship or vacancy occurs on the Board, the Committee is responsible for identifying one or more candidates to fill such position or vacancy in accordance with the
Company's By-Laws in effect at such time, investigating each candidate, evaluating his or her suitability for service on the Board and recommending a candidate to the full Board. In addition, the Committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.

The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The Committee may engage outside search firms to identify suitable candidates.

The Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate's background, characteristics, qualities and qualifications and personal interviews with the Committee as a whole, one or more members of the
Committee or one or more other Board members.

Stockholder Recommendations -- Candidates recommended by the Company's stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should submit such recommendation in writing, along with appropriate supporting documentation and information, to the Company's Secretary.

Each stockholder recommendation will be processed expeditiously upon receipt of the recommendation. If the Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or, if practicable, in connection with the next annual meeting of stockholders.

Re-Election of Existing Directors -- In considering whether to recommend directors who are eligible to stand for re-election, the Committee may consider a variety of factors, including a director's contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, if any, the independence of the director and the nature and extent of the director's non-Company activities.